Exhibit 10.4

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

THIS Agreement is entered into this 10th day of October, 2014 (“Effective Date”) between DUKE UNIVERSITY, a nonprofit educational and research institution organized under the laws of North Carolina (“DUKE”), having a place of business at Durham, North Carolina 27710, and Editas Medicine, Inc., a corporation organized under the laws of the State of Delaware (“Licensee”), having its principal office at 300 Third Street, First Floor, Cambridge, MA 02142.  Duke or Licensee may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, DUKE owns certain Patents (defined below) relating to an inventions (collectively, the “Inventions”) described in DUKE Office of Licensing & Ventures File #[**] all of which were invented by the Inventors (defined below), and DUKE has the right to grant licenses under the Patents.

WHEREAS, it is understood that the United States Government (through any of its agencies or otherwise) funded research, during the course of or under which the Inventions were conceived or made, and the United States Government is entitled to certain rights in the Inventions under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

WHEREAS, DUKE desires to have the Patents developed and commercialized to benefit the public and is willing to grant a license to the Licensee for that purpose.

WHEREAS, Licensee desires to obtain a license under the Patents upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the terms and phrases below have the following definitions:

1.1  “Affiliate” means any corporation or non-corporate entity that controls, is controlled by or is under the common control with a party.  A corporation or a non-corporate entity, as applicable, is deemed to be in control of another corporation if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or (b) in the absence of ownership of at least 50% of the voting stock of a corporation, or in the case of a non-corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable. Found in Articles 1.7, 1.14, 2.10, 3.3, 3.5, 7.1, 11.1, 12.3, 13.1, 14.4, 14.7, and 18.1.

1.2  “Calendar Year” shall mean each twelve (12) month period during the Term of this Agreement that begins on January 1 and ends on December 31. Found in Articles 5.1, 5.3, and 5.4

1.3  “Commercially Reasonable Efforts” means taking such steps and performing in such a manner as a well-managed company would undertake where it was acting in a determined, prudent, and reasonable manner to achieve a particular desired result for its own benefit. Found in Articles 2.5, 4.1, 7.1, and 9.1

1.4  “Distributor” means a Third Party that, pursuant to a written distribution agreement between such Third Party and Licensee, resells Licensed Products to End-Users (as permitted under the terms of the license granted in this Agreement). Found in Article 14.4.

1.5  “End-User” shall mean a person or entity who acquires a Licensed Product, directly or indirectly from the Licensee, solely for personal or internal use and not for resale. Found in Article 14.4.

1.6  “Field of Use” means the prevention and/or treatment of human disease.  For clarity, Field of Use specifically excludes the Life Sciences Research Reagent Market.  Found in Articles 2.1, 2.3, 2.7, 4.1, and 5.1.

1.7  “First Commercial Sale” means the date of first Sale by Licensee or its Affiliate or sublicensee of a Licensed Product or Licensed Service to a Third Party following receipt of all regulatory approvals (including pricing approvals, where required for sale) in the country in which such Licensed Product or Licensed Service is Sold that are required for the commercialization of such Licensed Product or Licensed Service. Found in Article 3.3.

1.8  “Inventors” means [**]. Found in Recitals and Articles 1.9 and 9.3.

1.9  “Know-How” means any research information, technical information, technical data, or other information that is (a) generated at DUKE by or under the direct supervision of one of the Inventors before the Effective Date or otherwise owned by DUKE; (b) that is necessary or useful for the practice of the Licensed Methods or for the use or production of the Licensed Products, and (c) that is not covered by the Patents.  Know-How does not include any inventions, technology, cell lines, biological materials, compounds, probes, sequences, or methods or any uses thereof (i) that are patented or (ii) for which patent applications are pending.  Further, Know-How does not include any research information, technical information, technical data or other information or any uses of any of the foregoing that DUKE cannot provide to Licensee because of other legal obligations of DUKE, such as those arising out of sponsored research, clinical research, material transfer, license, option to license, confidentiality, or other agreements. Found in Articles 1.15, 2.3, 2.5, 2.7, 2.11, 3.3, 7.1, 7.2, 11.5, 14.1, and 14.4.

1.10  “Licensed Method” means any method that, without the license granted hereunder, would infringe one or more Valid Claims.  Found in Articles 1.9, 1.11, 1.12, 2.1, and 2.3.

1.11  “Licensed Product” means any product or part thereof that:

(a)  without the license granted hereunder would infringe one or more of the Valid Claims of the Patents, or

(b)  is manufactured by using a Licensed Method or that, when used, practices a Licensed Method.

Found in Articles 1.4, 1.5, 1.7, 1.9, 1.12, 1.14, 2.1, 2.3, 2.4, 2.5, 3.3, 3.4, 3.5, 3.12, 4.1, 5.1, 5.2, 5.3, 6.5, 7.4, 8.6, 9.1, 9.2, 9.5, 10.2, 10.6, 10.7, 14.1, 14.2, 14.4, 18.1, and Appendix B.

1.12  “Licensed Service” means any service that utilizes Licensed Product or Licensed Method.  Found in Articles 1.7, 1.14, 2.1, 2.3, 2.4, 2.5, 3.3, 3.4, 3.5, 3.12, 4.1, 5.1, 5.2, 5.3, 6.5, 7.4, 8.6, 9.1, 9.5, 10.2, 10.6, 14.1, 14.2, and 14.4.

1.13  “Life Sciences Research Reagent Market” means the research reagent market, where customers are authorized to use products as research tools or research products as end-users only and solely for their internal research purposes and without further right to sell or transfer such product.  The Life Sciences Research Market specifically excludes all other fields and uses, including without limitation any use that requires regulatory approval by the United States Food and Drug Administration (or any successor or foreign equivalent), any use for in vitro or in vivo diagnostic purposes, any preventative, therapeutic or vaccine applications, or any use in humans for any purpose. Found in Articles 1.6 and 2.2.

1.14  “Net Sales” means the amounts invoiced or received by Licensee or its Affiliates or sublicensees for:  (i) the Sale of Licensed Product(s) to Third Parties or (ii) for the provision of Licensed Services to a Third Party, other than as described in Article 1.14(a) and less the sum of the amounts described in Article 1.14(b).  If there is a discrepancy between the amounts invoiced and received for the Sale of a Licensed Product or the provision of a Licensed Service, than that higher money value of the two amounts shall be used to calculate Net Sales.

(a)  Licensed Products and/or Licensed Services used for charity or compassionate use shall not be included in Net Sales.

(b)  Net Sales shall be reduced by the following:

(i)  allowances for trade, quantity and cash discounts actually allowed and taken, and reasonable inventory management fees paid to wholesalers and distributors;

(ii)  credits or allowances given for rejected or returned products or services;

(iii)  chargebacks, retroactive price reductions, rebates and returns and any negotiated payments made to private sector and government Third Party payors (e.g., PBMs, HMOs and PPOs) and purchasers/providers (e.g., staff model HMOs, hospitals and clinics), regardless of the payment mechanism;

(iv)  transportation, insurance, packaging and postage charges if paid by Licensee or its Affiliate or sublicensee;

(v)  value added, use, or sales taxes stated on the invoice; or customs duties, tariffs and governmental charges actually imposed on the Sale, transfer, transport or delivery of Licensed Products or Licensed Services; and

(vi)  discounts paid under discount prescription drug programs and reductions for coupon and voucher programs.

Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with applicable accounting standards on a basis consistent with Licensee’s consolidated financial statements. No allowance or deduction shall be made for commissions or fees for collection or cost of goods, by whatever name known.

(c)  If a Licensed Product is sold in a kit or is combined with any products or components that are not Licensed Products (“Combination Product(s)”), Net Sales for the purposes of determining royalties of a Combination Product shall be calculated by multiplying Net Sales of the Combination Product by the fraction A/(A+B)(“Multiplier”), where A is the fair market value of the Licensed Product if sold separately and B is the fair market value of the other product(s) or component(s) in the Combination Product if sold separately.  If the fair market value of A or B is not known, Licensor and Licensee will negotiate in good faith the Multiplier, in accordance with reasonable and customary standards of the industry.  For clarity, a Combination Product means a product containing a Licensed Product together with one or more other active ingredients, delivery technologies, products, devices, pieces of equipment or components, but, for the avoidance of doubt, excluding packaging, syringes, containers and other similar items that are not generally considered stand-alone medical products.

(d)  Licensed Products and Licensed Services are considered “Sold” when billed out or invoiced or, in the event such Licensed Services are not billed out or invoiced, when the consideration for provision of the Licensed Services is received by the Licensee. Found in Articles 1.20, 3.3, 3.5, 5.1, 8.3, and 10.6.

1.15  “Non-Commercial Research Purposes” means the use of the Invention and/or the Know-How for non-commercial academic research purposes or other non-commercial not-for profit scholarly purposes, where “non-commercial” means not involving the use of the Invention to perform services for a fee or for the production or manufacture of products for Sale to Third Parties. Found in Article 2.7.

1.16   “Patent(s)” means (a) the patents and patent applications listed in Appendix A (hereafter referred to as “Patent Applications”); (b) any patent issuing from any such Patent Application, including any reissue, reissuance or confirmation of a patent from a post grant proceeding, reexamination, or extension thereof; and (c) any U.S., foreign, and international non-provisional applications claiming priority at any time to the Patent Applications, including any division, substitution, continuation, continuations-in-part containing claims enabled by the specification of the Patent Applications, or counterpart and foreign equivalents thereof filed in any country.  Notwithstanding the foregoing, the Patents do not include those patents and/or patent applications that, during the Term of this Agreement, cease to be Patents pursuant to Article 6.1 or 6.4.  Found in Recitals and Articles 1.9, 1.11, 1.20, 2.1, 2.2, 2.5, 2.6, 2.7, 2.8, 2.11, 3.1, 3.3, 3.4, 3.5, 4.2, 5.2, 6.1, 6.2, 6.3, 6.4, 6.5, 7.1, 7.2, 7.3, 8.1, 8.2, 8.3, 8.5, 8.6, 9.3, 10.1, 10.5, 10.8, 11.5, 11.6, 14.1, 14.4, 14.5, and 18.1, and Appendix A.

1.17  “Sale” means the act of selling, leasing, or otherwise transferring, providing, or furnishing for use for any consideration.  Correspondingly, “Sell” (Found in Articles 2.1, 2.3, 3.4, 9.1 and 10.7) means to make or cause to be made a Sale, and “Sold” (Found in Articles 1.7, 1.14, 2.8, 3.12, 5.1, 6.5, and 10.7) means to have made or caused to be made a “Sale.”

1.18  “Territory” means the world. Found in Articles 2.1, 2.3, 2.7, 4.1, and 5.1.

1.19  “Third Party” means any individual or entity that is not a Party to this Agreement. Found in Articles 1.4, 1.7, 1.14, 1.15, 2.5, 2.7, 3.3, 3.5, 3.6, 7.1, 7.3, 7.4, 8.1, 8.2, 8.4, 11.2, 11.5, 13.1, 14.4, 14.5, and 18.1.

1.20  “Valid Claim” means any claim of a pending Patent Application or issued and unexpired Patent that has not been (i) held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in a decision over which no appeal can or has been taken, (ii) admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise or (iii) abandoned; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be deemed a Valid Claim with respect to Net Sales made after the date of such reversal. For the avoidance of doubt, a claim is deemed to have been abandoned once all possible proceedings for the granting of a claim are terminated within the United States Patent and Trademark Office or competent foreign patent office.  Found in Articles 1.10, 1.11, 3.3, and 8.6.

1.21  Interpretations of Terms and Phrases.

(a)  Words denoting a singular number include the plural and vice versa.

(b)  Certain other defined terms have the meanings given them elsewhere in this Agreement.

(c)  References to “$” or “Dollars” refer to U.S. Dollars.

ARTICLE 2 - LICENSE

2.1  Exclusive License Grant Under the Patents.  Subject to the terms and conditions of this Agreement, DUKE grants to Licensee and Licensee accepts from DUKE an exclusive license, sublicensable in accordance with Article 2.5, under the Patents for the Field of Use in the Territory to:

(a)  use and practice the Licensed Methods;

(b)  research, develop, make, have made, use, import, export, offer for Sale and/or Sell Licensed Products; and

(c)  research, develop, make, have made, use, import, export, offer for Sale, Sell and/or provide Licensed Services.

2.2  Non-Exclusive License Grant Under the Patents.  Subject to the terms and conditions of this Agreement, DUKE grants to Licensee and Licensee accepts from DUKE a non-exclusive, non-sublicensable license under the Patents for internal research in any field, including the Life Sciences Research Reagent Market.  The license granted in this Article 2.2 shall expire on the fifth anniversary of the Effective Date, provided that Licensee may extend such expiration date by three (3) years upon written notice to DUKE at least [**] days in advance of the original expiration date and payment to DUKE of $[**] and provided further that Licensee may terminate the license granted in this Article 2.2, without affecting any other provision of this Agreement, at any time upon [**] days advance written notice to DUKE.

2.3  Non-Exclusive License Under the Know-How.  Subject to the terms and conditions of this Agreement, DUKE grants to Licensee and Licensee accepts from DUKE, a non-exclusive license, sublicensable in accordance with Article 2.5, to use Know-How for the Field of Use in the Territory to:

(a)  use and practice the Licensed Methods;

(b)  research, develop, make, have made, use, import, export, offer for Sale and/or Sell Licensed Products; and

(c)  research, develop, make, have made, use, import, export, offer for Sale, Sell and/or provide Licensed Services.

2.4  Rights on Expiration.  The licenses granted in Articles 2.1 and 2.3 become effective on the Effective Date, shall continue as royalty-bearing rights, on a Licensed Product-by-Licensed Product and Licensed Service-by-Licensed Service and country-by country basis until the expiration of the Running Royalty obligation in accordance with Article 3.3 with respect to such Licensed Product or Licensed Process in such country, unless this Agreement is sooner terminated according to its terms, and following such expiration, shall become, fully paid-up with respect to such Licensed Product or Licensed Service in such country. Such fully-paid up licenses shall survive any expiration or termination of this Agreement.

2.5  Right to Grant Sublicenses.

(a)  Sublicense Grant.  Licensee shall have the following rights to grant sublicenses (“Sublicense Grant”):

(i)  Sublicense Rights to Patents under the Exclusive License.  Licensee shall have the exclusive right to grant written sublicenses to the Patents to a Third Party (“Sublicensee(s)”) under the license granted in Article 2.1.

(ii)  Intentionally left blank.

(iii)  Sublicense Rights to Know-How.  If a sublicense is granted to a specific Sublicensee pursuant to Article 2.4(a)(i), Licensee shall have the right to grant a written sublicenses to the Know-How to the same Sublicensee under the license granted in Article 2.3.

(b)  Restrictions on Sublicense Grant.  Licensee shall have the right to grant sublicenses pursuant to the Sublicense Grant provided that:

(i)  any sublicense or modification of an existing sublicense shall be submitted to DUKE for review at least [**] days before execution and shall be subject to DUKE’s written approval, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that such submission and approval shall not be required for any sublicense that incorporates terms and conditions sufficient to enable Licensee to comply with the terms and conditions of this Agreement and contains the following terms and conditions:

(1) payment of running royalties on the Sale of Licensed Products, Licensed Services and Combination Products at least as great as those provided in and otherwise consistent with the terms of Article 3.4;

(2) payment of royalties on Sublicense Income at least as great as those provided in and otherwise consistent with the terms of Articles 3.5, 3.6 and 3.7;

(3) obligations with respect to record keeping and audit rights consistent with the terms of Articles 5.3 and 5.4;

(4) obligations of indemnification consistent with the terms of Article 14.1; and

(5) obligations to maintain insurance consistent with the terms of Article 14.2.

(ii)  Licensee shall provide to DUKE the name of the Sublicensee and whether the Sublicensee is considered a small entity under 37 C.F.R. § 1.27.  In the case of sublicenses submitted for DUKE’s approval, DUKE shall review said sublicenses and respond to Licensee within ten (10) business days of receipt;

(iii)  Sublicensee may not further sublicense any rights under this Agreement without the prior written consent of DUKE, such consent not to be unreasonably withheld, conditioned or delayed with respect to sublicenses under Article 2.5(a)(i) (and any related sublicense under Article 2.5(a)(iii));

(iv)  Licensee shall be and remain responsible for the performance by each Sublicensee of all obligations under this Agreement and the sublicense;

(v)  Licensee shall agree to ascertain, compute, and collect all royalties that become payable by each Sublicense hereunder;

(vi)  Licensee shall use Commercially Reasonable Efforts to enforce the terms of each sublicense to the extent a breach of such sublicense would constitute a material breach of this Agreement; and

(vii)  within [**] days after the execution or modification of any sublicense, Licensee must deliver to DUKE a true and correct copy of that sublicense as executed or modified.

(c)  Other Terms Relating to Sublicenses.  Licensee may redact all sublicenses provided to DUKE in accordance with this Article 2.5 to protect confidential or commercially sensitive information, provided that any such redaction shall not include any information that is material to this Agreement.  DUKE agrees to treat any such sublicense as Licensee’s Confidential Information according to the terms of Article 11 of this Agreement.  DUKE may keep a single copy of each such sublicense in its confidential, legal files and shall use such copy solely for the purpose of monitoring Licensee’s and the applicable Sublicensee’s compliance with their obligations, and enforcing DUKE’s rights, under this Agreement.

2.6  No Other Rights.  Except as expressly provided herein, the license granted hereunder does not confer any other rights upon Licensee by implication, estoppel, or otherwise as to any technology or intellectual property (for example, but not limited to, know-how, patent applications, and patents) held by DUKE.

2.7  Reservations of Rights to DUKE.

(a)  Notwithstanding anything to the contrary in this Agreement, DUKE retains the right to practice or license any invention, product, or method covered by the Patents for its own educational, research and clinical purposes without restriction and without payment of royalties or other fees, including the right:

(i)  to provide licenses to the Patents to governmental laboratories and to other non-profit or not-for-profit institutions for Non-Commercial Research Purposes only; and

(ii)  to perform research for non-commercial purposes without restriction and without payment of royalties or other fees.

(b)  DUKE will not knowingly grant any for-profit party any rights to the Patents in the Field of Use, which are licensed to Licensee under this Agreement.  It is understood and acknowledged that nothing in this Agreement may be construed to restrict DUKE from using any rights provided by the Patents outside the Field of Use and/or Territory as it sees fit (which shall include, but shall not be limited to, the licensing of rights under the Patents outside the Field of Use to any Third Party).

(c)  Nothing in this Agreement restricts DUKE from using the Know-How as it sees fit (which shall include, but shall not be limited to, licensing, sharing or communicating the Know-How to any Third Party).

2.8  Reservation of Rights to the U.S. Government.  The provisions of Articles 2.1, 2.2, and 2.3 or any other provisions of this Agreement notwithstanding, Licensee’s rights and license are subject to the rights of the U.S. Government pursuant to any funding agreement between DUKE and the Government. The Parties agree that, notwithstanding any use of descriptive terms such as “exclusive” in this Agreement, the U.S. Government has certain rights in the Patents as set forth in 37 CFR 401.  Licensee agrees to comply with all obligations resulting from such government rights, including, but not limited to, the requirement that any products sold in the United States based upon such technology shall be substantially manufactured in the United States to the extent required by 35 U.S.C. Sec. 204.

2.9  Compliance with Laws.  Licensee shall comply with, and shall require its Sublicensees to comply with, all laws applicable in respect of this Agreement.  Each sublicense agreement shall require the Sublicensee to comply with all applicable laws thereunder.

2.10  Affiliates.  The licenses granted to Licensee under Articles 2.1, 2.2 and 2.3 include the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates on Licensee’s behalf; provided, however, that no such Affiliate shall be entitled to grant sublicenses hereunder; and provided further, however, any act or omission by an Affiliate of Licensee shall be deemed an act or omission by Licensee hereunder, and Licensee shall be responsible for each of its Affiliates’ complying with all obligations of Licensee under this Agreement (including without limitation all restrictions placed on Licensee herein.

2.11  Right to Subcontract.  Licensee may exercise any of the rights or obligations that Licensee may have under this Agreement by subcontracting the exercise or performance of all or any portion of such rights and obligations on Licensee’s behalf without having to grant any sublicense or sublicenses to the applicable subcontractor, provided that (a) such contract service providers obtain no rights in or to Patents or Know-How.  Any subcontract granted or entered into by Licensee as contemplated by this Article 2 of the exercise or performance of all or any portion of the rights or obligations that Licensee may have under this Agreement shall not relieve Licensee from any of its obligations under this Agreement, and any act or omission by a subcontractor of Licensee shall be deemed an act or omission by Licensee hereunder, and Licensee shall be responsible for each of its subcontractors complying with all obligations of Licensee under this Agreement (including without limitation all restrictions placed on Licensee herein).

ARTICLE 3 - LICENSE FEE and ROYALTIES

3.1  Initial Fee.  Within [**] days of the Effective Date, Licensee must pay to DUKE a non-refundable, non-creditable lump sum license fee of US$76,638.

3.2  Annual Fee.  Licensee shall pay to DUKE an annual fee on the anniversary of the Effective Date as determined using the following table.  Annual fees shall be creditable against milestones and royalties.

Anniversary 1	Anniversary 2	Anniversary 3	Anniversary 4	Anniversary 5	Thereafter
[**]	[**]	[**]	[**]	[**]	[**]

3.3  Running Royalty.

(a)  Calculation of Running Royalty.  At the times and in the manner set forth in this Agreement, Licensee must pay to DUKE a non-refundable, non-creditable running royalty on Net Sales of Licensed Products, and Licensed Services (“Running Royalty”).  The Running Royalty is calculated as follows:

(i)  [**] percent ([**]%) of Net Sales for Licensed Products;

(ii)  [**] percent ([**]%) of Net Sales for Licensed Services; or

(iii)  for any products that are not Licensed Products but were made by or for the Licensee or its Affiliate or Sublicensee using the Know-How licensed hereunder to Licensee (“Know-How Licensed Product”) or are not Licensed Services but were provided using the Know-how licensed hereunder to Licensee (“Know-How Licensed Services”), [**] percent ([**]%) of Net Sales of such Know-How Licensed Products and Know-How Licensed Services.  For the purpose solely of interpreting this Article 3.3(a)(iii), the definition of “Net Sales” under Article 1.14 will be modified to replace the term “Licensed Product” with “Know-How Licensed Product” and “Licensed Services” with “Know-How Licensed Services.”

Licensee’s royalty obligations to DUKE pursuant to this Article 3.3 shall apply on a country-by-country and Licensed Product-by-Licensed Product or Licensed Service-by-Licensed Service basis ending on the later of the following:

(A)	the expiration of the last Valid Claim of the Patents covering the applicable Licensed Product and/or Licensed Service; and

(B)	the tenth anniversary of the date of First Commercial Sale of the applicable Licensed Product and/or Licensed Service.

Only one Running Royalty shall be due on the Sale of any Licensed Product or Licensed Service.

(b)  Sublicensee Running Royalty.  For clarity, Running Royalties for the Net Sales of Licensed Products and Licensed Services by a Sublicensee shall be paid by Licensee to DUKE.

(c)  Stacking of Running Royalty.  In the event that (a) Licensee is a party to one or more license agreement(s) with any Third Party(ies), which license(s) is(are) required for the manufacture, use and/or Sale of a Licensed Product (or Know-How Licensed Product) or performance and/or Sale of a Licensed Service (or Know-How Licensed Service) and (b) Licensee’s aggregate running royalty obligation (to DUKE and all such Third-Party licensors) on such Licensed Product (or Know-How Licensed Product) or Licensed Service (or Know-How Licensed Service) equals or exceeds [**]% of Net Sales (calculated without regard to any third party royalty offset provisions in this Agreement or any other relevant Third Party license(s)), then in such event, Licensee may deduct [**] percent ([**]%) of the amounts payable by Licensee to such Third Party(ies) from the Running Royalties otherwise payable hereunder, provided, however, that in no event shall the Running Royalties payable to DUKE on Net Sales of any Licensed Product be reduced by more than [**] percent ([**]%) of the amounts that would otherwise have been payable to DUKE in respect of Net Sales of a Licensed Product for the treatment of Duchenne Muscular Dystrophy or by more than [**] percent ([**]%) the amounts that would otherwise have been payable to DUKE in respect of Net Sales of a Licensed Product, Licensed Service, Know-How Licensed Product or Know-How Licensed Service for all other applications and in all other circumstances.

For purposes of calculating the deduction hereunder when the aggregate running royalty obligation (to DUKE and all relevant Third-Party licensors) on net sales of a Licensed Product (or Know-How Licensed Product) or Licensed Service (or Know-How Licensed Service) (calculated without regard to any third party royalty offset provisions in this Agreement or any other relevant Third Party license(s)) (the “Aggregate Royalty”) equals or exceeds [**]%, then (i) if the Aggregate Royalty would be equal to or greater than [**] percent ([**]%) after reducing such Aggregate Royalty by the maximum royalty offset amount on account of third party payments stated in each applicable license (including this Agreement), then the Running Royalties payable to DUKE on Net Sales of a Licensed Product (or Know-How Licensed Product) or Licensed Service (or Know-How Licensed Service) under this Agreement shall be reduced to the maximum extent permitted in accordance with the first paragraph of this Article 3.3(c), and (ii) if the Aggregate Royalty would be less than [**] percent ([**]%) after reducing such Aggregate Royalty by the maximum royalty offset amount on account of third party payments stated in each applicable license (including this Agreement), then the Running Royalties payable to DUKE on Net Sales of a Licensed Product (or Know-How Licensed Product) or Licensed Service (or Know-How Licensed Service) under this Agreement shall be reduced by an amount equal to the product of (A) the Aggregate Royalty in excess of [**] percent ([**]%) multiplied by (B) a fraction, the numerator of which is the maximum royalty offset amount (expressed as a percentage of net sales) on account of third party payments stated in this Agreement and the denominator of which is the sum of the maximum royalty offset amounts (expressed as percentages of net sales) on account of third party payments stated in all applicable licenses (including this Agreement).

By way of example, if the unadjusted Aggregate Royalty is [**] percent ([**]%) on account of this Agreement and [**]%)), then the Running Royalties payable to DUKE on Net Sales of a Licensed Product (or Know-How Licensed Product) or Licensed Service (or Know-How Licensed Service) under this Agreement shall be reduced by [**]. This reduction is calculated as the product of [**].

Nothing herein, however shall be construed as reducing the minimum annual royalties due and payable as set forth in Article 3.2.

3.4  Royalties on Sublicensing Income.  Licensee shall pay to DUKE [**] percent ([**]%) of Non-Royalty Sublicensing Income (as defined below) received with respect to a sublicense prior to the date on which the company has [**]% of Non-Royalty Sublicensing Income received on or after the dated of which the Company has [**]% of Non-Royalty Sublicensing Income received on or after date of which Company has [**].  “Non-Royalty Sublicensing Income” shall include any income, revenue or other financial consideration (e.g., advance payments, license fees, option fees, marketing fees, milestone payments or license maintenance fees) received by Licensee for the sublicense or non-assertion of any rights under the Patents including, but not limited to, providing a license to Sell, offer for Sale, manufacture, distribute, import and/or market Licensed Products or Licensed Services, but excluding income, revenues or other financial consideration that is received directly as a Running Royalty on actual sales of Licensed Products or Licensed Services or is covered under Article 3.3 of this Agreement and such other income, revenues and financial consideration set forth in Article 3.5.  Examples of agreements pursuant to which Non-Royalty Sublicensing Income may arise include, but are not limited to, partnering agreements, collaborating agreements, production agreements, marketing agreements, distribution agreements and other similar agreements where, under such agreements, Licensee provides rights to Sell, offer for Sale, manufacture, distribute, import and/or market the Licensed Products or Licensed Services.  [**].  For clarity, an assignment of this Agreement under Article 13.1 is not a sublicense or non-assertion of any rights under the Patents.

3.5  Non-Royalty Sublicense Income shall not include a private or government research or teaching grant to Licensee and non-cash consideration from a third party to be used directly for product research or development, provided that Licensee’s or Licensee’s grantee’s documentation for any such income are explicitly marked as such.  It shall also not include equity investments in Licensee or an Affiliate of Licensee at fair-market value, loans to Licensee or an Affiliate of Licensee, funding for future research, development, and manufacturing activities by Company, reimbursement for patent expenses, and royalties on net sales of Licensed Products or Licensed Services.

3.6  Combination Sublicensing. In the event any sublicense arrangement includes a sublicense of rights granted under this Agreement and a sublicense of rights owned by Company or granted to Company by a Third Party, Licensee will provide for reasonable means of apportioning the sublicense income to determine the amounts that will be considered Non-Royalty Sublicense Income under the terms of this Agreement.  Licensee will include a description of such means of apportionment with the applicable report under Article 5.1.

3.7  Milestone Payments.  Licensee must pay to DUKE the non-refundable, non-creditable milestone payments set forth in Appendix B (hereafter, “Performance Milestone Fees”).  Each Performance Milestone Fee is due and payable within [**] days of Licensee’s achievement of the relevant milestone.

3.8  Application of Payments by DUKE.  Notwithstanding reports, correspondence, or other communications from Licensee, it is understood that DUKE will apply any amounts received from Licensee in accordance with its policies and procedures in effect at the time of receipt.

3.9  Payments Due in Full.  All payments due hereunder shall be paid in full, without deduction of taxes or other fees that may be imposed by any government or governmental entity on Licensee.

3.10  Deadlines for Payments and Late Payments.  Licensee must make all payments due to DUKE under this Agreement on or before the date set forth by the terms of this Agreement or within [**] days of any invoice date on invoices received from DUKE, whichever is earlier.  If Licensee fails to pay any amount due to DUKE during the aforementioned time period, then the payments set forth in this Agreement will bear interest until payment is made in full.  Interest will be calculated on the balance due at a per annum rate of [**] percent ([**]%) above the prime rate in effect at the Wachovia Bank (N.A.) (or its successors, as the case may be) on the due date of the payment(s) in question.  Amounts due are compounded monthly until the Licensee meets the full financial obligation due at the time of the next payment or invoice due date.  In no event, however, may any interest calculation hereunder exceed [**] percent ([**]%) per annum (or [**] percent ([**]%) per month).  The payment of such interest does not foreclose DUKE from exercising any other rights it may have as a consequence of the lateness of the payment, including termination in accordance with Article 10.3 herein.

3.11  Payment in U.S. Funds.  All payments due to DUKE under this Agreement must be paid in United States Dollars in Durham, North Carolina, or at such place as DUKE may reasonably designate consistent with the laws and regulations controlling in any foreign country.  If any currency conversion is required in connection with such payments due, such conversion shall be made by using the exchange rate prevailing at Wachovia Bank (N.A.) (or its successor, as the case may be) on the last business day of the reporting period to which such payments relate.

3.12  Foreign Restrictions on Payments.  If at any time legal restrictions prevent the prompt remittance of part or all royalties by Licensee with respect to any country where a Licensed Product is sold or a Licensed Service provided, Licensee shall convert the amount owed to DUKE into United States funds and shall pay DUKE directly from its U.S. source of funds for the amount impounded. Licensee shall then pay all future royalties due to DUKE from its U.S. source of funds so long as the legal restrictions of this paragraph still apply.

3.13  Government Imposed Royalty Restrictions.  In the event that any of the royalties and payments to DUKE provided for in this Agreement are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such a country shall equal to the maximum permitted royalty under such law or regulations.  Written notice of any such restrictions shall be provided to DUKE within [**] days of discovering that such royalties are approaching or have reached the maximum amount.  Licensee shall provide Company with written documentation regarding the laws or regulations establishing such maximum.

3.14  Delivery of payments.  All payments due to DUKE under this Agreement must cite “DUKE File #[**]”, and shall be made payable to “Duke University.”  If payments are made by wire, the wiring instructions below shall be followed.  Payments made by check, as well as reports due to DUKE in accordance with Articles 5.1 and 5.2 shall be sent to DUKE at the following address:

For delivery via nationally/internationally recognized courier:

DUKE UNIVERSITY

2812 Erwin Road, Suite 306

Durham, NC  27705

919-681-7584

Attention:  Agreement Manager

For delivery via the U.S. Postal Service:

DUKE UNIVERSITY

BOX 90083

Durham, NC  27708

Attention:  Agreement Manager

Bank Wire or ACH Payment Instructions:

Bank:	[**]

ABA #:	[**]
Swift Code:	[**]
Beneficiary:	[**]
Account #:	[**]
Attention:	[**]*

* This data must appear to ensure payment is credited to your account.

Note:  All related fees are the responsibility of the payer.

Licensee’s contact information regarding invoices and payments:

Editas Medicine, Inc.

300 Third Street, First Floor

Cambridge, MA 02142

Attention:  Chief Operating Officer

Phone number: 617-401-9001

Fax number:  [**]

Email:  [**]

ARTICLE 4 - DEVELOPMENT AND COMMERCIALIZATION

4.1  Commercialization Efforts of Licensee.  Licensee must use Commercially Reasonable Efforts to research, develop and commercialize Licensed Products and/or Licensed Services in the Field of Use in the Territory during the Term of this Agreement.  The Parties agree that the development and commercialization milestones schedule established in attached Appendix C are reasonable (“Commercialization Schedule”).  Modifications to the Commercialization Schedule

may be requested by Licensee, and must be expressly approved by DUKE in writing, such approval not to be unreasonably withheld, conditioned or delayed.  DUKE is only required to reasonably consider [**] such modifications to the Commercialization Schedule during the term of this Agreement.

4.2  Meetings on Commercialization Efforts.  DUKE has the right to [**] per year with Licensee to discuss the development and commercialization of the Patents at a mutually acceptable time and place.  Should DUKE’s personnel be required by Licensee to consult with Licensee outside of Durham, North Carolina, Licensee will reimburse reasonable travel and living expenses incident to such consulting.

4.3  Failure to Meet Commercialization Schedule.  DUKE, at its sole discretion, may i) terminate this Agreement in accordance with Article 10.3; or ii) convert any of the license grants set forth in Article 2 to a non-exclusive license if Licensee fails to meet any of the milestones set forth in the Commercialization Schedule unless any delays in the Commercialization Schedule are expressly approved by DUKE in writing.

ARTICLE 5 - REPORTS AND RECORDS

5.1  Royalty Reports.

(a)  In addition to the reports required under Article 5.2, Licensee must render to DUKE before [**] of each year a written royalty report (“Royalty Report”) detailing activities as set forth in Article 5.1(b) that occurred during each of the prior [**]-month periods ending [**] (each a “Royalty Period”).

(b)  Each Royalty Report shall be substantially in the format provided in Appendix D and should show for the applicable Royalty Period:

(i)  the invoice amounts and Net Sales of Licensed Products (and Know-How Licensed Products) and Licensed Services (and Know-How Licensed Services) Sold;

(ii)  a listing of all Licensed Products (and Know-How Licensed Products) and Licensed Services (and Know-How Licensed Services) being commercially offered by the Licensee in the Field of Use and Territory;

(iii)  the quantity of each type of Licensed Product (and Know-How Licensed Product) or Licensed Service (and Know-How Licensed Service) sold, and the country where they were sold;

(iv)  the Running Royalties, in U.S. Dollars, payable hereunder with respect to such sales of Licensed Products (and Know-How Licensed Products) and Licensed Services (and Know-How Licensed Services);

(v)  the method used to calculate the Running Royalty owed by Licensee to DUKE in each category (b)(i)-(iii) set forth in this Article 5.1;

(vi)  the amounts of any Non-Royalty Sublicense Income received;

(vii)  the type, description, and source of any Non-Royalty Sublicense Income received;

(viii)  the royalties in U.S. Dollars due on Non-Royalty Sublicense Income;

(ix)  the method used to calculate the royalties on the Non-Royalty Sublicense Income owed by Licensee to DUKE in each category (b)(v)-(vii) set forth in this Article 5.1;

(x)  an accounting of the sum of the Running Royalties and royalties on Non-Royalty Sublicense Income credited against the Minimum Annual Royalty; and

(xi)  if no sales of Licensed Products (or Know-How Licensed Products) or Licensed Services (and Know-How Licensed Services) have been made or no Non-Royalty Sublicense Income received, a statement to that effect.

(c)  Simultaneously with the submission of a Royalty Report, Licensee must provide to DUKE the payments due to DUKE on the Running Royalties and royalties from Non-Royalty Sublicense Income for the applicable Reporting Period.

(d)  Any Minimum Annual Royalties that are due DUKE for any Calendar Year shall be paid by Licensee along with the Royalty Report due on [**] of each year.

5.2  Progress Reports.  During the Term of this Agreement, Licensee shall submit [**] progress reports to DUKE by [**].  The progress reports shall discuss the progress and results, as well as ongoing plans, with respect to the development and commercialization of the technology of the Patents and/or the status of development of each Licensed Product or Licensed Service.  The report must provide information at least sufficient to meet DUKE’s government reporting requirements and additionally must include descriptions of Licensee’s plans and commercially reasonable estimated timeframes for testing, development, governmental approvals, and marketing/sale of each Licensed Product or Licensed Service; provided that DUKE shall use reasonable efforts to seek confidential treatment of any Confidential Information of Licensee which it is legally required to disclose.  DUKE acknowledges and agrees that such reports shall not alter the diligence obligations hereunder or constitute a guarantee by Licensee that it will conduct any future activity.

5.3  Record Keeping.  Licensee must keep full, true, and accurate books of accounts and other records containing all particulars necessary to properly ascertain and verify the amounts payable to DUKE hereunder.  In addition, Licensee shall maintain documentation evidencing that Licensee is in fact pursuing development of Licensed Products and Licensed Services as required herein. Such documentation may include, but is not limited to, invoices for studies advancing development of Licensed Products and Licensed Services, laboratory notebooks, internal job cost records, and filings made to any applicable tax authority to obtain tax credit, if available, for research and development of Licensed Products and Licensed Services.  These books of account shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates.  These books and the supporting data shall be open and available for inspection and copying by an independent public accountant engaged by DUKE as provided in Article 5.4 for a minimum of [**] years following the end of the Calendar Year to which they pertain.

5.4  Audit Rights.  DUKE shall have the right, from time to time, with reasonable advance notice, and at reasonable times during normal business hours, through an independent certified public accountant of favorable national or regional reputation selected by DUKE, and with respect to which Licensee has no reasonable objection based on actual or potential conflicts of interest, to examine the records of Licensee, including, but not limited to, the records described in Article 5.3, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distribution agreements, accounting general ledgers, and sales tax returns, in order to verify the calculation of any royalties and/or fees payable under this Agreement.  Such examination and verification shall not occur more than [**].  If any such examination and verification reveals an underpayment by Licensee to DUKE of more than [**]% for any Calendar Year examined, Licensee shall, within [**] days, pay DUKE the amount of such underpayment plus interest (in accordance with Article 3.11) and shall reimburse DUKE for all expenses incurred in the examination and verification of the records by the independent certified public accountant.

ARTICLE 6 - PATENTS

6.1  Patent Prosecution.  Conditioned upon Licensee’s fulfillment of their obligations under Article 6.3 DUKE will apply for, prosecute, and maintain during the term of this Agreement, the Patents in the United States and in the foreign countries listed in Appendix A hereto in accordance with this Article 6.1 and Article 6.5.  Licensee shall inform DUKE in writing any foreign countries in which Licensee desires patent protection, and Appendix A will be amended in writing to reflect those designations.  DUKE may elect to seek patent protection in countries not so designated by Licensee, in which case DUKE is responsible for all expenses attendant thereto.  In such instances, such patent applications shall cease to be Patents (Appendix A shall be deemed to be so amended accordingly, if necessary), and Licensee forfeits all rights under this Agreement to such patent applications and any resulting patents.

6.2  Licensee Participation in Patent Prosecution.  Licensee will be given reasonable opportunities to advise DUKE, regarding the filing, prosecution, and maintenance of the Patents and will cooperate with DUKE in such filing, prosecution, and maintenance.  At Licensee’s request and expense, Licensee shall be provided with copies of all prosecution documents relating to the Patents so that Licensee may have the opportunity to offer comments and remarks thereon reasonably in advance of any applicable deadline for filing or responding.  Such comments and remarks shall be given due consideration by DUKE.  Notwithstanding anything to the contrary in this Agreement, however, all decisions with respect to the filing, prosecution, and maintenance of the Patents are reserved solely to DUKE.

6.3  Payment of Costs for Patent Prosecution and Maintenance.  During the Term of this Agreement, payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patents are the responsibility of Licensee, whether such fees and costs were incurred before or after the Effective Date.  DUKE shall provide invoices that identify the Patents to which the invoice relates and shall provide the associated detailed time and expense entries from patent counsel(s).  Licensee must pay all such fees and costs within [**] days of receipt of an invoice for the same, and failure to pay such invoice within such [**]-day period is a default hereunder for which DUKE may terminate this Agreement in accordance with Article 10.3.  Amounts invoiced and payments due under this Paragraph shall be prorated by the number of licensees of PATENT RIGHTS sharing such costs and DUKE will identify prorated amounts based on the number of licensees on all invoices.

6.4  Withdrawal of Support for Patent Prosecution and Maintenance.  If Licensee provides DUKE with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the Patents, then Licensee’s responsibility for fees and costs related to the filing, prosecution, and maintenance of such subject Patents will terminate [**] days after DUKE’s receipt of such written notification.  At that time, such patents and/or patent applications will no longer be included in the Patents (and Appendix A is deemed to be so amended accordingly), and Licensee surrenders all rights under this Agreement to such patents, patent applications, and any patent or patent applications arising therefrom.

6.5  Patent Marking.  To the extent reasonably practical, Licensee must mark any Licensed Product, and/or Licensed Service Sold in the United States and/or their containers, labels, and/or other packaging with all applicable United States patent numbers.  All Licensed Products or Licensed Services shipped to or Sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

ARTICLE 7 - INFRINGEMENT OF THIRD-PARTY RIGHTS

7.1  Infringement of Third Party Rights.  If DUKE or Licensee is charged with infringement of a patent by a Third Party or is made a party in a civil action as a result of Licensee’s or a Sublicensee’s practice of the Patents or Know-How under this Agreement, Licensee:

(a)  shall notify DUKE, to the extent that DUKE has not been notified, of the existence of the charge or action;

(b)  shall keep DUKE informed of the material status of the charge or action (if DUKE is not a party and the suit involves any declaratory judgment action or defense alleging the invalidity or non-infringement of the Patents then Article 8.5 will apply);

(c)  shall manage and control, at its sole expense, the defense and/or settlement of any such claim of infringement or civil action;

(d)   shall assume all costs, expenses, damages, and other obligations for payments incurred as a consequence of such charge and/or action;

(e)  shall indemnify and hold DUKE harmless from any and all damages, losses, liability, and costs resulting from the charge and/or action brought against DUKE and attributable to the exercise by Licensee, or its Affiliates or Sublicensee, of the licenses granted under this Agreement; and

(f)  if Duke is charged or named in such action, shall use Commercially Reasonable Efforts to secure from any such Third Party a covenant not to sue DUKE or any of its faculty, students, employees or agents for any historic and/or ongoing research, educational, or clinical efforts conducted at DUKE that relate to the Patents and/or Know-How; provided that Licensee shall have no obligation to pay any consideration to such Third Party or otherwise make any concessions to such Third Party in order to obtain such covenant.

7.2  Assistance of DUKE.  At Licensee’s or its Sublicensee’s expense, DUKE at its sole discretion will cooperate with Licensee or its Sublicensee in the defense of any such infringement charge or lawsuit as may be reasonably required.  DUKE shall notify Licensee to the extent that

Licensee has not been notified, if DUKE is made a party in a civil action as a result of Licensee’s or its Sublicensee’s practice of the Patents or Know-How under this Agreement.

7.3  Conditions on Settlement and Grant of Rights to Patents.  To the extent that any suit as handled under Article 7.1 involves a settlement, consent judgment, or voluntary final disposition involving: (i) the granting of rights to the Patents to a Third Party, (ii) the invalidity or enforcement of the Patents, or (iii) any stipulated interpretation of the Patents, no such settlement, consent judgment, or voluntary final disposition may be entered into without the written consent of DUKE.

7.4  Third Party Patent Opposition and Other Proceedings.  If DUKE desires to bring an opposition, action for declaratory judgment, nullity action, interference, inter partes review, post-grant review or other action to challenge the validity, title, or enforceability of a patent owned or controlled by a Third Party that covers the composition, manufacture, use or commercial sale of any Licensed Product or Licensed Service, DUKE shall notify Licensee of such action.  The Parties may discuss in good faith the rationale for, and the proposed actions to be taken with respect to, such opposition or other action.  DUKE shall give due consideration to Licensee’s suggestions and/or situation with regard to initiating such action.

ARTICLE 8 - INFRINGEMENT OF DUKE’S PATENTS BY THIRD PARTIES

8.1  Notice of Infringement. Each Party to this Agreement is obligated to inform the other promptly in writing of any alleged infringement of which it becomes aware and of any available evidence of infringement by a Third Party of any patent within the Patents.

8.2  Enforcement of Patents.  If Licensee becomes aware of any alleged infringement of the Patents by a Third Party, Licensee shall, during the Term of this Agreement, have the right, but not the obligation, to either:

(a)   resolve the infringement by sublicensing the Patents to the alleged infringer or by other means if not expressly prohibited under this Agreement, or

(b)  prosecute or defend at its own expense an action to resolve the infringement.  In the event Licensee prosecutes such infringement, Licensee may, for such purposes, request to use the name of DUKE as party plaintiff.  If DUKE is required by law to join such action as a party plaintiff, DUKE may, at its sole discretion, (i) agree to become a party plaintiff, and all costs associated therewith shall be borne by Licensee, or (ii) assign to Licensee all of DUKE’s right, title and interest in and to the Patents which are the subject of such action (subject to all DUKE’s obligations to the government under law and any other rights that others may have in such Patents) in accordance with the terms of an assignment agreement to be negotiated in good faith by the Parties.  If DUKE makes such an assignment, such action by Licensee shall thereafter be brought or continued without DUKE as a party (unless DUKE remains a necessary party as found by the relevant court or tribunal).  If DUKE becomes a Party plaintiff, DUKE shall have the right to approve the counsel with primary responsibility for the enforcement.  If joint representation is deemed to be inappropriate because of actual or potential differences in the interests of Licensee and DUKE, Licensee shall pay the, out-of-pocket costs and expenses of separate counsel to DUKE.

In the event that Licensee does not take any action to abate infringement against a party after become aware of infringing activity of the party within [**] months from being aware of such infringing activity, DUKE shall have the right, but not the obligation, to institute an action against the infringing party; provided, however, that DUKE shall not initiate a suit or other enforcement action without first consulting Licensee and giving due consideration to Licenee’s reasons for not initiating an action or otherwise prosecuting a claim.

8.3  Recovery of Damages and Costs.

(a)  In the event DUKE undertakes the enforcement and/or defense of the Patents by litigation, including any declaratory judgment action, DUKE may request to the name of Licensee as a party plaintiff in any such suit without expense to Licensee; provided however that Licensee may, in its sole discretion, refuse such request so long as Licensee is not legally obligated to join as a party plaintiff.  The total cost of any such infringement action commenced or defended solely by DUKE shall be borne by DUKE.  Any recovery of damages by DUKE for any infringement shall be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of DUKE relating to the suit, and second toward reimbursement of Licensee’s reasonable expenses, including reasonable attorneys’ fees, relating to the suit. Any balance remaining from such recovery shall be distributed with DUKE receiving [**] percent ([**]%).

(b)  In the event that Licensee undertakes the enforcement and/or defense of the Patents by litigation, including any declaratory judgment action pursuant to Article 8.2(b), the total cost of any such action commenced or defended solely by Licensee shall be borne by Licensee.  Any recovery of damages by Licensee as a result of such action shall be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of Licensee relating to the action, and second in satisfaction of unreimbursed legal expenses and attorneys’ fees of DUKE, if any, relating to the action subject to Article 8.4. If applicable, Licensee shall receive an amount equal to its lost profits or a reasonable royalty on Sales of the infringer (whichever measure of damages the court shall have applied), less a reasonable approximation of the royalties that Licensee would have owed to DUKE on Net Sales that were lost to the infringer, which amount shall be promptly paid by Licensee to DUKE.  Any balance remaining from such recovery that is related to the Patents shall be distributed between Licensee and DUKE with Licensee receiving [**] percent ([**]%) and DUKE receiving [**] percent ([**]%).

8.4  Cooperation of the Parties.  If a Party undertakes an infringement suit against a Third Party as permitted under this Agreement (the “controlling Party”), upon that Party’s reasonable request, the other Party (the “cooperating Party”) shall provide the controlling Party with such assistance and information as may be required by the suit. Such information and assistance includes having the cooperating Party’s employees testify when necessary to the suit and making available, for example, relevant records, papers, information, samples, and specimens.  At all times, the cooperating Party shall have the right to select and to utilize independent counsel to advise the cooperating Party regarding the action.  The controlling Party shall reimburse the cooperating Party for all reasonable fees and costs incurred by the cooperating Party arising from its cooperation as requested by the controlling Party, including fees and costs charged by independent counsel.  Before any such fees or costs are incurred, the controlling Party shall be entitled to notice of the rates at which such fees and costs will be incurred, and the cooperating Party will work in good faith with the controlling Party to minimize such fees and costs. The controlling Party shall keep the cooperating Party informed of progress of such proceedings and shall make its independent counsel available to cooperating Party.  The cooperating Party shall have the right to select and to utilize independent counsel to advise the cooperating Party regarding the action, but at the cooperating Party’s own expense, said expense to be eligible for reimbursement in connection with a recovery of damages in accordance with Article 8.3 only if representation of the cooperating Party by counsel to the controlling Party bringing suit would be inappropriate because of conflicts of interest.

8.5  Declaratory Judgment or Invalidity Action Against the Patents.  In the event that a declaratory judgment action or any other action or defense alleging invalidity of the Patents is brought against Licensee or its Sublicensee, DUKE shall have the right, but not the obligation, within [**] days after the commencement of such action, to intervene and assume control of the defense of the action at DUKE’s own expense.  No settlement, consent judgment, or other voluntary final disposition of any suit subject to this Article 8.5 may be entered into without the written consent of DUKE.

8.6  Patent Invalidity.  Any of the foregoing notwithstanding, if at any time during the Term of this Agreement any of the Patents are held invalid or unenforceable in a decision that is not appealable or is not appealed within the time allowed, Licensee shall have no further obligations to DUKE with respect to its future use or Sale of any Licensed Product or Licensed Service covered solely by such Patents, including the obligation of paying royalties, as of the date of final decision from which no further appeals can be taken (“Date of Invalidity”).  The Licensee will not, however, be relieved from paying any royalties owed on Sales or activities that occurred before such a Date of Invalidity.  Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that a Licensed Product or Licensed Service falls within the scope of any other Valid Claim of any Patents that have not been held invalid. For avoidance of doubt, it is understood and agreed that in the case of an invalidity finding of a Patent, Licensee shall not have any damage claim or any claim for refund or reimbursement against DUKE for any amounts previously paid to DUKE or that have otherwise come due under this Agreement.

8.7  Party’s Obligation to Pay Fees.  Termination of this Agreement shall not extinguish a Party’s obligation to pay fees and costs that have accrued as of the date of termination.

ARTICLE 9 - GOVERNMENT CLEARANCE, PUBLICATION, EXPORT

9.1  Government Clearance.  To the extent any government clearance is required, Licensee must use Commercially Reasonable Efforts to have the Licensed Products and/or Licensed Services cleared for marketing in those countries in which Licensee intends to sell Licensed Products and/or Licensed Services.  To accomplish these clearances, Licensee agrees to file or have filed any necessary data with appropriate government agencies.

9.2  Access to Regulatory Filings.  If this Agreement terminates in accordance with Article 10.2, 10.3 (on account of breach by Licensee) or 10.4, Licensee shall provide to DUKE within [**] days after such termination, at Licensee’s expense, one copy of (a) all market clearance applications described in Article 9.1 (including all data and documentation submitted therewith) relating to a Licensed Product and (b) all data, and documentation related to the data, that relate to any other regulatory filings, approvals, reports, records, or correspondence for a Licensed Product, if and to the extent that the provision of, access to and delivery of such applications, data, documentation and other materials to DUKE shall be consistent with Licensee’s obligations under contract and applicable law and its officers’ and directors’ fiduciary obligations.

9.3  Publication.  It is understood and agreed that the right of publication of the Patents resides in the Inventors and other staff and students of DUKE.  Licensee may also publish and/or co-author any publication on the Patents in accordance with academic custom.

9.4  Government Restrictions.  This Agreement is subject to all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and technology.  It is understood that DUKE is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979) and that DUKE’s obligations under this Agreement are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of such agency. DUKE makes no promise or representation that a license is not required nor that, if required, it will be issued.

9.5  Compliance with Governmental Obligations.  In exercising its rights under this Agreement, Licensee shall comply, at its own expense, with all local, state, federal and international laws and regulations applicable to the development, manufacture, use, Sale, performance and importation of Licensed Products, Licensed Services, Know-How Licensed Products and Know-How Licensed Services.  Licensee hereby gives written assurance that it bears sole responsibility for any violation of such laws and regulations by itself and that it will indemnify, defend and hold DUKE harmless for the consequences of any such violation in accordance with Article 14.1.

ARTICLE 10 - DURATION AND TERMINATION

10.1  Term.  This Agreement is effective upon the Effective Date, and unless sooner terminated in accordance with any of its provisions, this Agreement remains in full force and effect for the life of the last-to-expire of the Patents (“Term”).

10.2  Termination at Will by Licensee.  Licensee may terminate this Agreement by giving DUKE written notice at least two (2) months prior to such termination.  Upon termination, Licensee must terminate the manufacture, use, practice, and Sale of Licensed Products and Licensed Services. It is understood that Licensee remains responsible for the timely payment of all amounts due DUKE under this Agreement through the effective date of the termination.

10.3  Termination for Breach or Other Wrongful Acts.

(a)  By giving written notice of termination to the other Party, either Party may immediately terminate this Agreement for fraud, willful misconduct, or illegal conduct by the other Party under this Agreement.

(b)  If either Party fails to fulfill any of its material obligations under this Agreement, including, but not limited to, the failure to make any payment when due, the non-breaching Party may terminate this Agreement for material breach by giving written notice to the breaching party as described in Article 10.3(c).

(c)  Any notice of termination must contain a reasonably adequate description of the event or occurrence constituting a material breach of the Agreement.  For breaches described in Article 10.3(b), the Party receiving notice of the breach will have the opportunity to cure that breach within [**] days (other than a failure to make any payment when due, for which the cure period shall be [**] days) of receipt of notice.  If the breach is not cured within that time, the termination will be effective as of the next day after the end of the applicable cure period.  A Party’s right to cure a breach will apply only to the [**] breaches properly noticed under the terms of this Agreement, regardless of the nature of those breaches for a period of [**] years.  After [**] years, a Party’s right to cure [**] breaches will restart for the following [**] years.  Any subsequent breach or any uncured breach by that Party will entitle the other Party to terminate this Agreement by written notice.

10.4  Termination Due to Bankruptcy.  If (a) an order for relief is entered against Licensee under the United States Bankruptcy Code, (b) an order appointing a receiver for substantially all of Licensee’s assets is entered by a court of competent jurisdiction, (c) Licensee makes an assignment for the benefit of creditors, or (d) a levy of execution is made upon substantially all of the assets of Licensee and such levy is not quashed, stayed or dismissed within [**] days, this Agreement automatically terminates effective on the date of such order or assignment or, in the case of such levy, the expiration of such [**]day period.  If Licensee ceases to exist as an active business, Duke may terminate this Agreement immediately by providing written notice to Licensee or its successor in interest.  Notwithstanding the foregoing, terminations in accordance with this Article 10.4 will not impair or prejudice any other right of remedy that DUKE might have under this Agreement.

10.5  Challenge of Patents by Licensee.

(a)  If Licensee either directly or indirectly, initiates, engages or participates (other than pursuant to a court order) in a declaratory judgment action, re-exam, post grant review proceeding, or any legal proceeding that challenges the validity of the Patents (or any part thereof) or the scope of the Patents, DUKE shall have the right to terminate this Agreement upon fifteen (15) days’ advance written notice to Licensee, without obligation on the part of DUKE to refund any of the fees or royalties which may have been paid by Licensee prior to such termination; provided, however, if a Sublicensee is the party initiating, engaging or participating in a declaratory judgment action, re-exam, post grant review proceeding, or any legal proceeding that challenges the validity of the Patents (or any part thereof) or the scope of the Patents (a “Sublicensee Challenge”), then (i) DUKE shall grant Licensee a period of [**] days from the date of such notice to cause such Sublicensee to withdraw such Sublicensee Challenge or to terminate any and all agreements with such Sublicensee that contain a sublicense hereunder, (ii) DUKE may not terminate this Agreement during such [**] day period, (iii) if such Sublicensee Challenge is withdrawn or Licensee terminates such agreement(s) with such Sublicensee during such [**] day period, then DUKE shall not be entitled to terminate this Agreement on account of such Sublicensee Challenge, and (iv) if such Sublicensee Challenge is not withdrawn and Licensee does not terminate such agreement(s) with such Sublicensee during such [**] day period, then DUKE shall be entitled to immediately terminate this Agreement in accordance with this Article 10.5 immediately upon written notice to Licensee.  Any such termination shall only become effective if Licensee has not withdrawn such action before the end of such notice period.

(b)  If Licensee either directly or indirectly, initiates, engages or participates (other than pursuant to a court order) in a declaratory judgment action, re-exam, post grant review proceeding, or any legal proceeding that challenges the validity of the Patents (or any part thereof) or the scope of the Patents and the challenge is ultimately unsuccessful, Licensee further agrees that it will reimburse the reasonable attorneys’ fees, expert fees (if any), and any other out-of-pocket costs incurred by DUKE in rebutting Licensee’s challenge in any jurisdiction in which Licensee has commenced such action or proceeding.  Failure to pay DUKE the attorneys’ fees and costs billed under this Article 10.5(b) within [**] days after DUKE sends an invoice for such amounts to Licensee shall be considered a material breach of this Agreement entitling DUKE any and all remedies available under this Agreement or the law of contracts.

10.6  Effect of Termination on Financial Obligations.  Neither expiration nor termination of this Agreement removes or diminishes any financial obligations to DUKE that Licensee has incurred under this Agreement before and as of the effective date of termination or expiration.  Without limiting the generality of the foregoing, the obligation of Licensee to pay Running Royalties on Net Sales of Licensed Products and Licensed Services for which the royalty term has commenced but has not expired in accordance with Article 3.3 as of the effective date of expiration of this Agreement shall continue uninterrupted (subject to continued application of the terms of Article 3.3) until expiration of such royalty term in accordance with Article 3.3.

10.7  Effect of Termination on Data and Licensed Products.

(a)  Upon the termination of this Agreement, Licensee may notify DUKE within [**] days of the amount of Licensed Products (and Know-How Licensed Products) that Licensee has on hand, and Licensee may then Sell that amount of Licensed Products (and Know-How Licensed Products), but no more and the licenses granted hereunder to Licensee shall remain in effect solely for such purpose; provided, however, that Licensee pay DUKE any fees, royalties, or other financial consideration as provided for in this Agreement.

(b)  Within [**] days of expiration or termination of this Agreement, Licensee shall (i) as directed by DUKE return or destroy all Confidential Information, data, and any relevant materials provided by DUKE to Licensee during the term of this Agreement and (ii) except as permitted under Article 10.7(a), destroy all Licensed Products (and Know-How Licensed Products) in a safe and legal manner.  Further, unless Sold pursuant to Article 10.7(a), Licensee must provide DUKE with a written statement signed by an authorized representative of Licensee certifying the destruction of all Licensed Products (and Know-How Licensed Products) in a safe and legal manner and, if applicable, that all Confidential Information, data, and other relevant materials have been destroyed.

10.8  Effect of Termination on Sublicenses. Upon termination of this Agreement, any sublicenses granted by Licensee under the Patents shall remain in effect, provided that: (a) the sublicense is assigned to DUKE; (b) the Sublicensee agrees to thereafter pay DUKE any consideration that otherwise would have been payable in connection with such sublicense to DUKE by Licensee under this Agreement (had such sublicense and this Agreement remained in effect); (c) upon termination of this Agreement, Licensee informs the sublicensee of the foregoing obligations; (d) the sublicense agrees to the assignment in writing to DUKE; (e) DUKE shall not be required to assume duties or obligations in connection with the assumption of such sublicensing agreement that are inconsistent with the terms of this Agreement; and (f) Licensee remains responsible for all obligations arising prior to such assignment.  If any terms of such sublicense agreements are inconsistent with DUKE’s policies and/or practices, such terms will be renegotiated between DUKE and the Sublicensee.  Sublicensee shall contact DUKE within [**] days of termination of this Agreement to initiate a discussion with DUKE concerning any potential renegotiations that may be needed.  Any sublicense executed by Licensee must contain language to implement this Article 10.8.

ARTICLE 11 - CONFIDENTIALITY

11.1  Confidential Information. Except as set forth in Article 11.2 below, “Confidential Information” means all non-public, confidential, or proprietary information disclosed before, on or after the Effective Date, by either Party (a “Disclosing Party”) to the other Party (a “Recipient”) or its Affiliates, or to any of such Recipient’s or its Affiliates’ employees, officers, directors, partners, shareholders, agents, attorneys, accountants, or advisors (collectively, “Representatives”).  Confidential Information shall be disclosed in writing or in another tangible medium and shall be clearly marked “CONFIDENTIAL.”  Information disclosed orally shall be summarized and reduced to writing and communicated to the other party within [**] days of such disclosure.  The terms and conditions of this Agreement are considered Confidential Information of both Parties.

11.2  Exclusions from Confidential Information.  Except as required by applicable federal, state, or local law or regulation, the term “Confidential Information” as used in this Agreement shall not include information that:

(a)  at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of any violation of this Agreement by the Recipient or any of its Representatives;

(b)  at the time of disclosure is, or thereafter becomes, available to the Recipient on a non-confidential basis from a Third Party, as established by contemporaneous documentary evidence, provided that such Third Party is not and was not prohibited from disclosing such Confidential Information to the Recipient by a legal, fiduciary or contractual obligation to the Disclosing Party;

(c)  was known by or in the possession of the Recipient or its Representatives, as established by contemporaneous documentary evidence, before being disclosed by or on behalf of the Disclosing Party pursuant to this Agreement;

(d)  is approved for release by prior written authorization of the Disclosing Party; or

(e)  was or is independently developed by the Recipient, as established by contemporaneous documentary evidence, without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

11.3  Recipient Obligations.  The Recipient shall:

(a)  protect and safeguard the confidentiality of all such Confidential Information with at least the same degree of care as the Recipient would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)  not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than the purpose of exercising its rights or fulfilling its obligations under this Agreement;

(c)  not disclose any such Confidential Information to any person or entity, except to the Recipient’s Representatives who:

(i)  need to know the Confidential Information to assist the Recipient, or act on its behalf, in relation to the purpose of this Agreement or to exercise its rights under the Agreement;

(ii)  are informed by the Recipient of the confidential nature of the Confidential Information; and

(iii)  are subject to confidentiality duties or obligations to the Recipient that are no less restrictive than the terms and conditions of this Agreement; and

(d)  be responsible for any breach of this Agreement caused by any of its Representatives.

11.4  Required Disclosure.  Any disclosure by the Recipient or its Representatives of any of the Disclosing Party’s Confidential Information pursuant to applicable federal, state or local law, federal, state or local regulation, stock exchange regulation or a valid order issued by a court or governmental agency of competent jurisdiction (such laws, regulations and orders are collectively referred to herein as “Legal Orders” and individually as a “Legal Order”) shall be subject to the terms of this Article 11.4.  Before making any such disclosure, the Recipient shall provide the Disclosing Party to the extent the Recipient is legally able to do so, with prompt written notice of such requirement.  Recipient will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise).  Recipient (or its Representatives or other persons to whom such Legal Order is directed) shall disclose no more than that portion of the Confidential Information which, on the advice of the Recipient’s legal counsel, such Legal Order requires the Recipient to disclose.  The details of that advice shall be confidential and privileged at the sole discretion of Recipient.  In case Licensee is obliged to publicly disclose or file this Agreement as a “material agreement” in accordance with Legal Orders in connection with any public offering of the securities of Licensee (“SEC Filing”), Licensee shall have satisfied the foregoing requirement to provide DUKE with prompt written notice of such requirement if Licensee has given DUKE at least [**] business days’ advance written notice of such public disclosure or filing.

11.5  Disclosure to Collaborators.  Notwithstanding the foregoing, Licensee may use and disclose any Confidential Information related to the Patents and Know-How to investors, prospective investors, lenders, prospective lenders, employees, consultants and agents with a need to know, acquirers and prospective acquirers, collaborators, prospective collaborators, licensees, prospective licensees and other third parties in the chain of manufacturing and distribution, but if and only if Licensee obtains from each such recipient a written confidentiality agreement, the provisions of which are at least as protective of DUKE’s Confidential Information as those provided in this Article 11; provided, however, that the purpose for which such Confidential Information is disclosed and may be used shall be reasonably adapted to the circumstances.

11.6  Confidentiality of Patent Information.  Notwithstanding anything to the contrary in this Agreement, all information relating to filing, prosecution, maintenance, defense, infringement, and the like regarding the Patents (no matter how disclosed) is the Confidential Information of DUKE and subject to the provisions of this Article 11.

11.7  Term of Confidentiality.  Confidential Information shall remain subject to the terms of this Article 11 for a period of [**] years after the expiration or termination of this Agreement.

ARTICLE 12 - NOTICES

12.1  It is a sufficient giving of any notice, request, report, statement, disclosure or other communication hereunder if the party giving the same:

(a)  hand delivers such communication;

(b)  mails such  communication, postage prepaid, first class, certified mail; or

(c)  sends such communication, shipping prepaid, by national/international courier service to the other Party at the address given below or as stated in Article 3.14, in the case of payments and reports due in accordance with Article 3.1, 3.2, 3.4, 3.5, 3.6, 3.7, 5.1, 5.2, and 6.3.

DUKE	Licensee

For delivery via the U.S. Postal Service

DUKE UNIVERSITY	EDITAS MEDICINE, INC.
Box 90083	300 Third Street, First Floor
Durham, NC 27708	Cambridge, MA 02142
Attention: Chief Executive Officer

With a copy to:

EDITAS MEDICINE, INC.
300 Third Street, First Floor
Cambridge, MA 02142
Attention: Legal Affairs

For delivery via nationally/internationally recognized courier

DUKE UNIVERSITY	EDITAS MEDICINE, INC.
2812 Erwin Road, Suite 306	300 Third Street, First Floor
Durham, NC 27705	Cambridge, MA 02142
Attention: Chief Executive Officer

With a copy to:

EDITAS MEDICINE, INC.
300 Third Street, First Floor
Cambridge, MA 02142
Attention: Legal Affairs

12.2  Date of Notice.  The date of giving any such notice, request, report, statement, disclosure, or other communications, and the date of making any payment hereunder required (provided such payment is received), is the date of the U.S. postmark of such envelope if marked or the actual date of receipt if not marked or if delivered otherwise.

12.3  Obligation to Report Small Entity Status.  Licensee shall notify University prior to the due date of any applicable filing with or payment to the United States Patent and Trademark Office if Licensee, its Affiliates or any of its sublicensees does not qualify as a “small entity” as under section 1.27, as amended, of the Consolidated Patent Rules of the United States Patent and Trademark Office.

ARTICLE 13 - ASSIGNMENT

13.1  No Assignment Without Consent of DUKE.  This Agreement is binding upon and inures to the benefit of the respective successors and assigns of the Parties.  This Agreement may not be assigned by Licensee without the prior written consent of DUKE, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Licensee may assign this Agreement without the consent of DUKE to an Affiliate of Licensee or to a Third Party in connection with the sale, transfer or other disposition of all or substantially all of Licensee’s assets or business to which this Agreement relates, whether by merger, consolidation, sale of assets or other transaction.

13.2  Required Conditions Before Assignment.  Before any assignment, the following additional conditions shall be met:

(a)  Licensee must give Duke [**] days prior written notice of the assignment, including the new assignee’s contact information; and

(b)  The new assignee must agree in writing to DUKE to be bound by this Agreement.

ARTICLE 14 - INDEMNITY, INSURANCE, REPRESENTATIONS, STATUS

14.1  Indemnification of DUKE.  DUKE, and its trustees, officers, employees, students, and agents (collectively, “DUKE Indemnitees”) will be indemnified, defended by counsel acceptable to DUKE, and held harmless by Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (hereinafter referred to as “Claim” or “Claims”) based upon, arising out of, or otherwise relating to Licensee’s activities under this Agreement, including, but not limited to, any cause of action relating to product liability, Licensee’s use of the Patents and/or Know-How, and/or Licensee’s exercise of the license(s) granted herein and/or Licensee’s failure to comply with any governmental law, rule or regulation with respect to Licensed Products or Licensed Services.  The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction that such Claim results from the gross negligence or willful misconduct of a DUKE Indemnitee.  DUKE shall promptly notify Licensee in writing if it receives notice of such Claim and Licensee shall manage and control, at its sole expense, the defense of the claim and its settlement, provided, that, Licensee shall not enter into any settlement of such Claim that would impose any liability or obligation on DUKE and/or other DUKE Indemnitees, as the case may be, without such DUKE Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  DUKE and/or other DUKE Indemnitees being indemnified hereunder shall cooperate with Licensee and shall be represented in any such action or proceeding by Licensee's counsel, provided that if having such counsel represent both DUKE and Licensee in such action or proceeding would result in a conflict of interest for such counsel, DUKE may engage separate counsel reasonably acceptable to Licensee for purposes of such representation of DUKE and Licensee shall be responsible for all reasonable out-of-pocket expenses of DUKE related to representation of DUKE in such action or proceeding by such separate counsel.

14.2  Insurance. Licensee must maintain in force at its sole cost and expense with licensed and reputable insurance companies general liability insurance and, prior to the administration of any Licensed Product or provision of any Licensed Service to a human, products liability insurance coverage, in amounts reasonably sufficient to protect against liability under Article 14.1 above. DUKE has the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.  Licensee shall provide DUKE with written evidence of such insurance upon request of DUKE.  Licensee shall provide DUKE with written notice at least [**] days before the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage before the expiration of such [**] day period, DUKE shall have the right to terminate this Agreement effective at the end of such [**] day period notice or any additional waiting periods.

14.3  Representations of DUKE.  DUKE represents, to the best of its knowledge, to Licensee that, as of the Effective Date, DUKE has the right to grant the licenses granted to Licensee in this Agreement on the terms set forth herein.

14.4  LIMITATION OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 14.3, DUKE MAKES NO WARRANTIES OF ANY KIND.  IN PARTICULAR, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PATENTS OR KNOW-HOW FOR A PARTICULAR PURPOSE, NOR IS THERE A WARRANTY THAT THE USE OF THE PATENTS AND/OR KNOW-HOW, OR USE, MANUFACTURE OR SALE OF THE LICENSED PRODUCTS OR LICENSED SERVICES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS.  IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY DUKE OF THE VALIDITY OF ANY OF THE PATENTS OR THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE PATENTS, KNOW-HOW, LICENSED PRODUCTS OR LICENSED SERVICES.  DUKE HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY LICENSED PRODUCT OR LICENSED SERVICE. DUKE HAS NO LIABILITY WHATSOEVER TO LICENSEE OR ANY THIRD PARTIES FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON LICENSEE OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM: (A) THE PRODUCTION, USE, PRACTICE, LEASE, OR SALE BY LICENSEE OR ITS AFFILIATES, DISTRIBUTORS, END-USERS OR SUBLICENSEES OF ANY LICENSED PRODUCT OR LICENSED SERVICE; (B) THE USE OF THE PATENTS AND/OR KNOW-HOW BY LICENSEE OR ITS AFFILIATES, DISTRIBUTORS, END-USERS,  OR SUBLICENSEES; OR (C) ANY ADVERTISING OR

OTHER PROMOTIONAL ACTIVITIES BY LICENSEE OR ITS AFFILIATES, DISTRIBUTORS, END-USERS, OR SUBLICENSEES WITH RESPECT TO ANY OF THE FOREGOING.

14.5  License to Third Party Rights Responsibility of Licensee.  Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that it shall be the responsibility of Licensee to secure rights to any Third Party intellectual property rights that may be required to practice the rights granted to the Patents under this Agreement and to exercise any and all of the rights granted under Article 2.

14.6  Independent Contractors.  The relationship of the Parties is that of independent contractors, and nothing herein shall be construed as establishing one Party, or any of its employees as the agent, legal representative, joint venture partner, employee, or servant of another Party.  Except as set forth herein, no Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of another Party.  No Party shall hold itself out as being the agent, legal representative, joint venture partner, employee, or servant of another Party or as having authority to represent or act for another party in any capacity whatsoever, except as authorized herein.

14.7  No Special Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO LICENSEE’S INDEMNIFICATION OBLIGATIONS HEREUNDER, ANY CLAIM ARISING FROM FRAUD BY A PARTY UNDER THIS AGREEMENT, OR ANY CLAIM ARISING FROM WILLFUL BREACH BY A PARTY OF THE PROVISIONS OF ARTICLE 11 (CONFIDENTIALITY) OR ARTICLE 15 (USE OF A PARTY’S NAME), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR LOST REVENUES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.

ARTICLE 15 - USE OF A PARTY’S NAME

15.1  Use of Parties names.  Licensee may use the following language, “Editas has licensed IP from the following institutions” and then include DUKE in the list that follows.  It is understood by the Parties that general groups of companies who may see this in print would be pharmaceutical companies (and disease foundations) with whom Licensee is discussing potential partnerships and/or collaborations and potential investors.  Before Licensee uses the language above in any presentation materials, Licensee will first submit an example slide to DUKE for approval before use the first time.

15.2  Except for 15.1 above, neither Party may, without the prior written consent of the other Party:

(a)  use in any publication, advertising, publicity, press release, promotional activity or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol, image, icon, or any abbreviation, contraction or simulation thereof owned by the other Party; or

(b)  use the name or image of any employee or agent of the other Party in any publication, publicity, advertising, press release, promotional activity or otherwise; or

(c)  represent, either directly or indirectly, that any product or service of the other Party is a product or service of the representing Party or that it is made in accordance with or utilizes the information or documents of the other Party.

ARTICLE 16 - SEVERANCE AND WAIVER

16.1  Severability.  Each clause of this Agreement is a distinct and severable clause, and if any clause is deemed illegal, void, or unenforceable, the validity, legality or enforceability of any other clause or portion of this Agreement will not be affected.

16.2  No Waiver. The failure of a Party in any instance to insist upon the strict performance of the terms of this Agreement is not a waiver or relinquishment of any of the terms of this Agreement, either at the time of the Party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

ARTICLE 17 - TITLES

17.1  Titles.  All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference.  They do not define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

ARTICLE 18 - SURVIVAL OF TERMS

18.1  Survival.  Upon expiration or termination of this Agreement, the following provisions shall survive such expiration or termination of this Agreement: the provisions of Articles 1 (DEFINITIONS), 2.1 and 2.3 (to the extent such licenses have become fully paid in accordance with Article 2.4), 2.4, 2.6 (No Other Rights), 2.7 (Reservation of Rights to DUKE), 2.8 (Reservation of Rights to the U.S. Government), 2.10 (Affiliates), 2.11 (Right to Subcontract), 3 (LICENSE FEE and ROYALTIES (for any royalties or payments that accrued during the Term of the Agreement)), 5.1 (Royalty Reports (for any royalties or payments that accrued during the Term of the Agreement)), 5.3 (Record Keeping), 5.4 (Audit Rights), 6.3 (Payment of Costs for Patent Prosecution and Maintenance (for costs that accrued during the Term of the Agreement)), 7 (INFRINGEMENT OF THIRD PARTY RIGHTS), 8.7 (Party’s Obligation to Pay Fees), 9.2 (Access to Regulatory Filings), 9.4 (Government Restrictions), 10.6 (Effect of Termination on Financial Obligations), 10.7 (Effect of Termination on Data and Licensed Products), 10.8 (Effect of Termination on Sublicenses), 12.1 and 12.2 (NOTICES), 14 (INDEMNITY, INSURANCE, REPRESENTATIONS, STATUS), 15.2 (Use of a Party’s Name), 16 (SEVERANCE AND WAIVER), 17 (TITLES), 18 (SURVIVAL OF TERMS), 19 (GOVERNING LAW), and 20 (ENTIRE UNDERSTANDING).  In addition, the provisions of Article 11 (CONFIDENTIALITY) shall survive any expiration or termination of this Agreement for a period of [**] years after the Term of this Agreement.  In addition, any other provisions of this Agreement that by their nature are intended to extend beyond the Term of this Agreement shall also survive any termination of this Agreement and continue in full force and effect as needed.

ARTICLE 19 - GOVERNING LAW

19.1  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.  Any legal suit, action, or proceeding arising out of this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and waives any objection based on improper venue or forum non conveniens.  Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

ARTICLE 20 - ENTIRE UNDERSTANDING

20.1Entire Understanding. This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning the subject matter hereof, and is not subject to any change or modification except by the execution of a written instrument subscribed to by authorized representatives of the parties.

20.2Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

DUKE UNIVERSITY		EDITAS MEDICINE, INC.

By:	/s/ Rose Ritts	By:	/s/ Katrine S. Bosley
Name:	Rose Ritts	Name:	Katrine S. Bosley
Title:	Executive Director	Title:	CEO
Office of Licensing and Ventures

Date:	October 10, 2014	Date:	October 10, 2014